Exhibit 99.1

      David Kaplan
      Verticalnet, Inc.
      Ph: 610-695-2310, davidkaplan@verticalnet.com

Verticalnet Reports Financial Results for the First Quarter of 2004

         Revenues Increase, Operating Cash Flows Improve, Balance Sheet is Strengthened, Annual Revenue
Guidance is Increased

Malvern, PA, May 6, 2004 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of Strategic Sourcing and Supply Management solutions, today announced results for its first quarter ended March 31, 2004. In addition to financial results, the Company provided an update on the integration of the recently acquired Tigris Corp. and provided additional insight into current go-to-market activities.

“We achieved several significant milestones in the first quarter of 2004,” said Nathanael V. Lentz, President and CEO of Verticalnet. “As we transition from our successful restructuring in 2003 to a focus on growth in 2004, management has several goals for growing the business, both organically and through acquisition, while continually improving operating performance. In the first quarter, we raised additional capital, acquired Tigris and made significant progress integrating the businesses, landed new customers, and achieved higher than expected revenues. As a larger company, with a powerful suite of supply management solutions and a strengthened financial position, we are well positioned to take advantage of the increased market activity within our sector,” Lentz continued.

Financial Results

Revenues for the quarter ended March 31, 2004 were $4.5 million, up 32% as compared to the $3.4 million for the quarter ended March 31, 2003, and up 108% as compared to the $2.2 million for the quarter ended December 31, 2003. Verticalnet’s net loss for the quarter ended March 31, 2004 was $2.2 million, or ($0.10) per share, compared to a net loss of $1.2 million, or ($0.09) per share, for the quarter ended March 31, 2003. Cash used in operations for the quarter ended March 31, 2004 improved to $0.7 million compared to $4.0 million for the same period in 2003. Working capital improved to $7.4 million from $2.7 million as of December 31, 2003 and shareholders’ equity improved to $18.7 million from $4.4 million as of December 31, 2003. As of March 31, 2004, Verticalnet reported cash and cash equivalents of $7.1 million, compared to $4.4 million as of December 31, 2003.

The results for the quarter include the results of Tigris Corp. for the period from January 30, 2004 through March 31, 2004. During the first quarter of 2004, Verticalnet incurred significant non-cash charges related to the acquisition of Tigris Corp., the amortization of stock-based compensation arrangements, and a nonrecurring mark-to-market charge for warrants issued in August 2003 and subsequently exercised in February 2004. The aggregate amount of these charges plus depreciation expense was $1.3 million for the quarter.

“Revenues for the first quarter of 2004 were above our previously stated guidance. We are pleased with these results as well as with our liquidity position,” said Gene S. Godick, Verticalnet EVP and CFO. “We look forward to continued improvement in both our financial results and operating cash flow.”

Tigris Acquisition and Integration

On February 2, 2004, Verticalnet announced the acquisition of Tigris Corp., a privately-held strategic sourcing and supply chain solutions company based in New York City. The acquisition, which closed on January 30, 2004, increased Verticalnet’s customer base and deepened Verticalnet’s technology and services offerings in spend analysis and strategic sourcing.

“The integration with Tigris has proceeded smoothly,” commented Lentz. “The quality of the Tigris employees, customer relationships, and technology has exceeded our expectations. News of the merger has been well received amongst customers and prospects, and industry analysts have spoken highly of the combination. Global 2000 companies are looking for knowledge-based technology solutions backed by deep strategic sourcing expertise, and this is exactly what Verticalnet is delivering. We look forward to building on the strength of this combination in coming quarters.”

Business Outlook

Verticalnet has signed and announced agreements with several new customers. These customer announcements include Spend Analysis projects with NBC and a FORTUNE 500™ pharmaceutical manufacturer. On April 2, 2004, Verticalnet announced a major project with another FORTUNE 1000™ pharmaceutical company, which represented the third pharmaceutical win for the Company since November 2003. In addition to customer acquisition activities, Verticalnet continues to generate new business from existing customers including Premier, IKEA, Cadbury Schweppes, and Illinois Tool Works. Verticalnet has increased its go-to-market team by 120% since the beginning of 2004 through a combination of the Tigris acquisition and organic growth. The Company has recently launched several new lead generation programs to further increase Verticalnet’s presence in the market.

“Demand for supply management solutions is both heating up and evolving, while at the same time the competitive environment is rapidly changing,” Lentz commented. “There has been a noticeable shift in Global 2000 companies’ priorities from an early stage focus on simple reverse auctions toward more advanced solutions that require analytics and deep sourcing expertise. We believe that this shift favors Verticalnet and has led to a marked increase in the number of structured evaluations for Spend Analysis and Advanced Sourcing in our target markets,” Lentz continued. “Consolidation and fall-out in the sector has eliminated a number of competitors and has reduced buyer confusion, resulting in Verticalnet and a smaller number of companies vying for an increasingly larger number of opportunities.”

Guidance

Today Verticalnet also increased its revenue guidance for 2004 and provided earnings guidance for the quarter ending June 30, 2004. For the quarter ending June 30, 2004, Verticalnet expects revenue to be in the range of $5.6 to $5.8 million, non-cash charges (including depreciation and amortization) of approximately $1.2 million, and a net loss of $1.6 to $2.0 million, or ($0.06) to ($0.08) per share. For the year ending December 31, 2004, Verticalnet expects total revenue of $22.0 to $25.0 million. “We expect to see continued improvement in bottom line results and cash flow from operations throughout the remainder of the year,” continued Godick. “Our visibility into future results is improving and we are increasingly focused on growing revenues while improving profitability and operating cash flow.”

The Company’s forward-looking guidance may be impacted by various economic and other factors. Please see “Cautionary Statement Regarding Forward-Looking Information” below for additional information.

Conference Call Information

Verticalnet will hold a conference call today at 5:00 p.m. EDT to discuss the quarterly results. To join the call, please dial 1-800-884-5695 or 1-617-786-2960 and then enter the passcode 73227140. There will also be a live web broadcast available on the investor relations section of the Company’s website at www.verticalnet.com.

About Verticalnet

Verticalnet (Nasdaq: VERT) provides Supply Management solutions to Global 2000 companies. We are a leader in Spend Analysis, providing our customers with solutions to achieve world-class procurement and strategic sourcing results. Through a tailored mix of software, services, and domain expertise, our customers harness the power of their data to achieve lower prices, improved contract compliance, better supplier service, and shorter sourcing cycles. As a result, our customers recognize significant and sustainable savings in materials costs, inventory levels, and administrative costs – resulting in improved profitability. For more information about Verticalnet, please visit www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s expected first quarter, second quarter, and fiscal year 2004 financial results, increasing market activity, continuing improvement in our financial results and operating cash flow, building on the strength of the Verticalnet and Tigris combination, generating new business from existing customers, increasing demand for supply management solutions, increasing numbers of structured evaluations for Spend Analysis and Advanced Sourcing in our target markets, continuing improvement in profitability and cash flows from operations throughout the remainder of the year, revenue guidance and earnings guidance, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq Stock Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K for the year ended December 31, 2003, which has been filed with the SEC. Verticalnet is making these statements as of May 6, 2004 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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        Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC.

Verticalnet, Inc.
Consolidated Statements of Operations — Unaudited
(In thousands, except per share amounts)

	Three months ended March 31,
		(3)
	2004	2003
Revenues:
Software license	$139	$239
Services and maintenance	4,397	3,192

Total revenues	4,536	3,431

Cost of revenues:
Cost of software license	10	28
Cost of services and maintenance	1,786	637
Amortization of acquired technology and customer contracts	325	225

Total cost of revenues	2,121	890

Gross profit	2,415	2,541

Operating expenses:
Research and development	1,197	1,119
Sales and marketing	1,066	658
General and administrative	1,495	1,488
Restructuring reversal	--	(6)
Stock-based compensation (1)	470	91
Amortization of other intangible assets	131	--

Total operating expenses	4,359	3,350

Operating loss	(1,944)	(809)
Interest and other expense, net	285	384

Net loss	$(2,229)	$(1,193)

Basic and diluted loss per common share (2)	$(0.10)	$(0.09)

Weighted average common shares outstanding - basic and diluted (2)	23,401	13,400

(1)	For the three months ended March 31, 2004 and 2003, stock-based compensation expense, net of the effects of cancellations, is attributable to various expense categories as follows (in thousands):
		Three months ended March 31,
		2004	2003
	Cost of revenues	$200	$18
	Research and development	70	--
	Sales and marketing	70	9
	General and administrative	130	64

	Total	$470	$91

(2)	During the three months ended March 31, 2004 and 2003, the dilutive loss per share calculation was the same as the basic loss per share calculation as all potentially dilutive securities were anti-dilutive.
(3)	Certain prior period amounts have been reclassified for comparability with the current period's financial statement presentation.

Verticalnet, Inc.
Condensed Consolidated Balance Sheets — Unaudited
(In thousands)

	March 31,	December 31,
	2004	2003

Assets
Current assets:
Cash and cash equivalents	$7,077	$4,408
Accounts receivable, net	5,618	2,457
Prepaid expenses and other current assets	1,097	520

Total current assets	13,792	7,385
Property and equipment, net	1,113	116
Other investments	606	606
Goodwill	5,078	--
Other intangible assets, net	4,014	900
Other assets	483	116

Total assets	$25,086	$9,123

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term obligations	$1,252	$757
Accounts payable and accrued expenses	3,909	2,806
Deferred revenues	1,187	992
Other current liabilities	--	147

Total current liabilities	6,348	4,702
Long-term debt	87	--
Shareholders' equity	18,651	4,421

Total liabilities and shareholders' equity	$25,086	$9,123

Verticalnet, Inc.
Consolidated Statements of Cash Flows — Unaudited
(in thousands)

	Three months ended March 31,
	2004	2003
Operating activities:
Net loss	$(2,229)	$(1,193)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,019	481
Loss on disposal of property and equipment	--	9
Realized gain on investments	--	(113)
Other non-cash charges	281	--
Change in assets and liabilities, net of effect of acquisition:
Accounts receivable	(205)	(251)
Prepaid expenses and other assets	86	(564)
Accounts payable and accrued expenses	192	(2,788)
Deferred revenues	153	449

Net cash used in operating activities	(703)	(3,970)

Investing activities:
Acquisition, net of cash acquired	(3,714)	--
Proceeds from sale of short-term investments	--	979
Proceeds from sale of available-for sale investments	2	--
Restricted cash	(311)	837
Proceeds from sale of assets	--	292
Capital expenditures	(42)	(35)

Net cash provided by (used in) investing activities	(4,065)	2,073

Financing activities:
Principal payments on long-term debt and obligations under capital leases	(172)	--
Proceeds from issuance of common stock and warrants, net	7,062	--
Proceeds from warrant exercises	345	--
Proceeds from exercise of stock options and employee stock purchase plan	202	1

Net cash provided by financing activities	7,437	1

Effect of exchange rate fluctuation on cash and cash equivalents	--	7

Net increase (decrease) in cash and cash equivalents	2,669	(1,889)
Cash and cash equivalents - beginning of period	4,408	7,979

Cash and cash equivalents - end of period	$7,077	$6,090

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$25	$187
Supplemental schedule of non-cash investing and financing activities
Issuance of common stock as consideration for the Tigris acquisition	$5,740	$--
Assumption of stock option plan as consideration for the Tigris acquisition	$2,212	$--